SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549

                            FORM 8-K
                         CURRENT REPORT


 PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934


                DATE OF REPORT:  JANUARY 30, 1995
               (Date of Earliest Event Reported)


                        GUARDIAN BANCORP
     (Exact name of registrant as specified in its charter)



     CALIFORNIA                 1-9757              95-3686137
(State or other jurisdiction  (Commission             (I.R.S. Employer
  of incorporation)          File Number)         Identification No.)


  800 SOUTH FIGUEROA, LOS ANGELES, CALIFORNIA            90017
       (Address of principal executive offices)             (Zip Code)


                         (213) 239-0800
      (Registrant's telephone number, including area code)



	         THIS REPORT CONTAINS A TOTAL OF ___ PAGES.

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ITEM 1.	Changes in Control of Registrant.

		Not applicable.

ITEM 2.	Acquisition or Disposition of Assets.

		Not applicable.

ITEM 3.	Bankruptcy or Receivership.

		The California Superintendent of Banks (the
"Superintendent") appointed the Federal Deposit Insurance Corporation ("FDIC") as receiver of the Company's sole subsidiary, Guardian Bank (the "Bank") on January 20, 1995. The Bank was seized due to withdrawals of large depositors' funds and the inability of the Bank to honor a demand for immediate repayment of a liquidity loan from the Federal Reserve Bank of San Francisco resulting in the Bank's liquidity being reduced to a level considered by the Superintendent to be unsafe. Prior to the seizure the Bank's regulatory capital ratios were deemed to be adequate even though the Bank's capital was technically impaired. The FDIC announced on January 23, 1995 that the insured deposits had been purchased and assumed by Imperial Bank.

		The Bank was the Company's sole substantial asset. As a result of the seizure of the Bank, the Bank has virtually no tangible assets. The Company's liabilities include a $3 million subordinated debenture which was originally due on December 31, 1995 and which is now currently due and certain lease obligations. As the sole stockholder of the Bank, the Company will be entitled to any net recoveries following liquidation of the Bank by the FDIC. At this time the Company is unable to provide any assurance that any recovery will be realized or the timing of any such recovery.

		As a result of the seizure of the Bank the Company has been informed by the American Stock Exchange ("AMEX") that it does not fully satisfy the requirements for continued listing.
 The Company consented to removal from the AMEX. Accordingly, the AMEX has informed the Company that it will not lift the trading halt which became effective today.

ITEM 4.	Changes in Registrant's Certifying Accountant.

		Not applicable.

ITEM 5.	Other Events.

		Not applicable.
                                1

ITEM 6.	Resignations of Bank's Directors.

		The following individuals tendered their resignations from the Company's Board of Directors on January 24, 1995:
 Vincent Bell, Paul Harris, Jon Van Deuren, Dale Walter, William Criss, Michael Welch, Marilyn Cohen and Robert Frandzel. None of such resignations were the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

ITEM 7.	Financial Statements and Exhibits.

		Not applicable.


ITEM 8.	Change in Fiscal Year.

		Not applicable.


                           SIGNATURES

	Under the requirements of the Securities and Exchange Act of 1934, Guardian Bancorp has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	January 31, 1995

					GUARDIAN BANCORP



					By   /s/
						James F. Lewin
						President and Chief
						Executive Officer


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